     As filed with the Securities and Exchange Commission on July 25, 2001
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                                NEORX CORPORATION
             (Exact name of registrant as specified in its charter)

                        WASHINGTON                                            91-1261311
     ------------------------------------------------          --------------------------------------
     (State or other jurisdiction of incorporation or          (I.R.S. Employer Identification Number)
                      organization)

                            410 WEST HARRISON STREET
                         SEATTLE, WASHINGTON 98119-4007
                                 (206) 281-7001
                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

                                 PAUL G. ABRAMS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                NEORX CORPORATION
                            410 WEST HARRISON STREET
                         SEATTLE, WASHINGTON 98119-4007
                                 (206) 281-7001

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                                   Copies to:

                                 FAITH M. WILSON
                                P. AMY REISCHAUER
                                PERKINS COIE LLP
                          1201 THIRD AVENUE, SUITE 4800
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 287-3237
                              ---------------------

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              ---------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
           TITLE OF EACH CLASS OF                   AMOUNT TO BE          PROPOSED MAXIMUM            AMOUNT OF
         SECURITIES TO BE REGISTERED                REGISTERED(1)        AGGREGATE OFFERING        REGISTRATION FEE
                                                                              PRICE (2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share...         800,000 shares             $2,932,000                 $740
=======================================================================================================================

(1) All shares registered pursuant to this registration statement are to be offered by the selling shareholders.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on July 23, 2001, as reported on the Nasdaq National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 800,000 SHARES



                                NEORX CORPORATION

                              ---------------------

                                  COMMON STOCK

                              ---------------------



        This prospectus relates to the public offering of up to 800,000 shares of our common stock by the selling shareholders.

        Our common stock is traded on the Nasdaq National Market under the symbol "NERX." On July 24, 2001, the last sales price of the common stock, as reported on the Nasdaq National Market, was $3.25 per share.

        SEE "RISK FACTORS" BEGINNING AT PAGE 2 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                              ---------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is ___________, 2001

                                TABLE OF CONTENTS

NEORX CORPORATION.............................................................1

RISK FACTORS..................................................................2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................9

USE OF PROCEEDS..............................................................10

SELLING SHAREHOLDERS.........................................................10

PLAN OF DISTRIBUTION.........................................................10

VALIDITY OF COMMON STOCK.....................................................11

EXPERTS......................................................................12

WHERE YOU CAN FIND MORE INFORMATION..........................................12

                                NEORX CORPORATION

        NeoRx is developing innovative products designed to provide improved, cost-effective treatments for patients with cancer.

        We are in the process of completing initial safety and efficacy testing, commonly referred to as Phase I and Phase II clinical trials, of our Skeletal Targeted Radiation product, which we call STR, combined with chemotherapy in patients with multiple myeloma. Multiple myeloma is a cancer of plasma cells that are found in the bone marrow. STR selectively delivers a form of radiation called holmium-166 to the bone, where it is designed to destroy both tumor cells and normal cells in the marrow. The patient then receives an infusion of cells harvested from the patient prior to exposure to treatment. These cells are designed to repopulate the bone marrow so that the patient can make normal red cells, white cells and platelets. We believe that STR represents an important opportunity in cancer therapy to deliver high doses of radiation to the bone and marrow cavity without simultaneously causing significant damage to organs outside the bone

        In October 2000, we initiated the next stage of testing, commonly referred to as Phase III clinical trials, of our STR product for multiple myeloma. In November 2000, the U.S. Food and Drug Administration placed our Phase III trials and other STR studies on clinical hold after a number of Phase I/II patients who received STR developed a serious delayed side effect. We are in continuing communications with the FDA to remove our proposed STR product from clinical hold. You should refer to our filings with the Securities and Exchange Commission for further information about the status of our STR studies. We currently cannot predict if, when or under what conditions the FDA will permit us to restart our STR studies.

        We also are developing a proprietary PRETARGET(R) program to deliver radiation therapy, and potentially other anti-cancer agents, directly to tumor sites. This program employs antibody fragments linked to a receptor. A receptor is a molecule that can bind another molecule. The antibody/receptor is designed to target cancer cells. Antibodies are proteins produced by certain white blood cells in the body's immune system in response to foreign substances (antigens), such as viruses, bacteria, toxins and specific types of cancer cells. An antibody will recognize and bond specifically only to a single type of antigen.

        Using PRETARGET(R) technology, we administer an antibody to the patient prior to injecting a radioactive molecule. We then administer a radioactive drug to the patient that is formulated to attach to the antibody. Any portion of the radioactive drug that does not attach to the antibody is rapidly eliminated from the patient's body in the patient's urine.

        We began phase I clinical trials of our PRETARGET(R) technology in patients with lymphomas, which are cancers of the lymph cells in December 2000. We also are developing PRETARGET(R) therapeutics that may be useful for the treatment of cancers of the lung, breast, ovary, colon, rectum and pancreas. Phase I PRETARGET(R) clinical trials in patients with pancreatic and other cancers of the gastrointestinal tract are expected to begin in 2001.

        On April 19, 2001, we purchased from International Isotopes Inc., a radiopharmaceutical manufacturing facility and certain other assets, located in Denton, Texas. We have hired certain former employees of International Isotopes to serve on our radiopharmaceutical manufacturing team at the facility. We intend to use the facility primarily to produce our STR and other products in development. Additionally, we intend to explore certain select opportunities to provide manufacturing contract services to third parties.

        Our principal executive offices are located at 401 West Harrison Street, Seattle, Washington 98119-4007. Our telephone number is (206) 281-7001. We maintain a World Wide Web site at www.neorx.com. Information contained on our Web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

                                  RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING OUR COMMON STOCK. EACH OF THESE RISKS COULD HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS DECREASE THE VALUE OF AN INVESTMENT IN OUR STOCK. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

WE HAVE A HISTORY OF OPERATING LOSSES, WE EXPECT TO CONTINUE TO INCUR LOSSES, AND WE MAY NEVER BECOME PROFITABLE.

        We have not been profitable for any year since our formation in 1984. As of March 31, 2001, we had an accumulated deficit of $163 million. These losses have resulted principally from costs incurred in our research and development programs and from our general and administrative costs. To date, we have been engaged only in research and development activities and have not generated any significant revenues from product sales. We do not anticipate that any of our proposed products will be commercially available for several years. We expect to incur additional operating losses in the future. We expect the recent purchase of a radiopharmaceutical manufacturing facility and certain other assets, located in Denton, Texas to increase our operating losses. These losses may increase significantly as we expand development and clinical trial efforts. Our ability to achieve long-term profitability is dependent upon obtaining regulatory approvals for our proposed products and successfully commercializing our products alone or with third parties. However, our operations may not be profitable even if we succeed in commercializing any of our products under development.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL, AND OUR FUTURE ACCESS TO CAPITAL IS UNCERTAIN.

        It is expensive to develop cancer therapy products and conduct clinical trials for these products. We plan to continue to simultaneously conduct clinical trials and preclinical research for a number of different cancer therapy products, which is costly. Our future revenues may not be sufficient to support the expense of our operations and the conduct of our clinical trials and preclinical research. We will need to raise additional capital:

-       to fund operations;

-       to continue the research and development of our therapeutic products;

-       to maintain and develop our radiopharmaceutical manufacturing facility;
        and

-       to commercialize our proposed products.

        We believe that our existing funds will be sufficient to satisfy our financing requirements through at least the third quarter of 2002. However, we may need additional financing within this time frame depending on a number of factors, including the following:

- The rate of progress and costs of our research and development and clinical trial activities;

-       The costs of developing manufacturing operations;

- The costs of expanding and developing marketing operations, if we undertake those activities;

- The amount of milestone payments we might receive from potential collaborators;

-       Our degree of success in commercializing our cancer therapy products;

- The emergence of competing technologies and other adverse market developments;

- Changes in or terminations of our existing collaborations and licensing arrangements; and

- The costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights.

        We may not be able to obtain additional financing on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and some or all of our clinical trials. We also may be forced to partner with third parties to develop or commercialize products or technologies that we otherwise would have sought to develop independently. If we raise additional funds by issuing equity securities, further dilution to shareholders may result, and new investors could have rights superior to current security holders.

OUR POTENTIAL PRODUCTS MUST UNDERGO RIGOROUS CLINICAL TESTING AND REGULATORY APPROVALS, WHICH COULD BE COSTLY, TIME CONSUMING, SUBJECT US TO UNANTICIPATED DELAYS OR PREVENT US FROM MARKETING ANY PRODUCTS.

        The manufacture and marketing of our proposed products and our research and development activities are subject to regulation for safety, efficacy and quality by the U.S. Food and Drug Administration in the United States and comparable authorities in other countries.

        The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive and often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Our Skeletal Targeted Radiation, which we call STR, and PRETARGET(R) products are novel; therefore, regulatory agencies lack experience with them. This may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our STR and PRETARGET(R) products. Our current STR studies were placed on clinical hold after some phase I/II patients in our STR multiple myeloma trials developed a serious late toxicity. The FDA has requested that we collect additional dosimetry data from patients to demonstrate the accuracy of the method we propose to use to calculate dose in our phase III trial. We expect our phase III STR trials to be delayed until the dosimetry trial is completed. The FDA has also suggested that we analyze our patient data to determine the relevant factors for selecting a radiation dose likely to produce an appropriate safety profile. Our current STR phase III protocol could be modified based on this analysis. Our trials cannot begin until we receive authorization from the FDA, and there is no guarantee when, if, or under what conditions that will occur.

        No cancer products using our STR or PRETARGET(R) technologies have been approved for marketing. Consequently, there is no precedent for the successful commercialization of products based on our technologies. In addition, we have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. This may impede our ability to obtain timely FDA approvals, if at all. We will not be able to commercialize any of our potential products until we obtain FDA approval, and consequently any delay in obtaining, or inability to obtain, FDA approval could harm our business.

        If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, forced to remove a product from the market and experience other adverse consequences, including delay, which could materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for the promotion of our proposed products. We may also be required to undertake post-marketing trials. In addition, if others or we identify side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products, and additional marketing applications may be required.

        The requirements governing the conduct of clinical trials, manufacturing and marketing of our proposed products outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can involve additional testing. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes. Also, approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries.

WE MAY TAKE LONGER TO COMPLETE OUR CLINICAL TRIALS THAN WE PROJECT, OR WE MAY BE UNABLE TO COMPLETE THEM AT ALL.

        Although for planning purposes we project the commencement, continuation and completion of our clinical trials, a number of factors may cause significant delays, including scheduling conflicts with participating clinicians and clinical institutions and difficulties in identifying and enrolling patients who meet trial eligibility criteria. We may not commence or complete clinical trials involving any of our products as projected or may not conduct them successfully.

        We rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our proposed products. We will have less control over the timing and other aspects of those clinical trials than if we conducted them entirely on our own. If we fail to commence or complete, or experience delays in, any of our planned clinical trials, our stock price and our ability to conduct our business as currently planned could be harmed.

IF TESTING OF A PARTICULAR PRODUCT DOES NOT YIELD SUCCESSFUL RESULTS, WE WILL BE UNABLE TO COMMERCIALIZE THAT PRODUCT.

        Our research and development programs are designed to test the safety and efficacy of our proposed products in humans through extensive preclinical and clinical testing. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our proposed products, including the following:

- safety and efficacy results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials;

- the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

- after reviewing test results, we or any potential collaborators may abandon projects that we previously believed were promising;

- our potential collaborators or regulators may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks; and

- the effects our potential products have may not be the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

        Clinical testing is very expensive, can take many years, and the outcome is uncertain. We cannot at this time predict if, when or under what conditions we will be permitted to restart our STR phase III trial or our other STR clinical trials. The data collected from our clinical trials may not be sufficient to support approval by the FDA of our proposed STR multiple myeloma product, or any of our other proposed products. The clinical trials of our proposed STR multiple myeloma product, and our other products under development, may not be completed on schedule and the FDA may not ultimately approve any of our product candidates for commercial sale. Our failure to adequately demonstrate the safety and efficacy of a cancer therapy product under development would delay or prevent regulatory approval of the product, which could prevent us from achieving profitability.

WE ARE DEPENDENT ON SUPPLIERS FOR THE TIMELY DELIVERY OF MATERIALS AND SERVICES AND MAY EXPERIENCE INTERRUPTIONS IN SUPPLY IN THE FUTURE.

        To be successful, we need to develop and maintain reliable and affordable third party suppliers of:

- commercial quantities of holmium-166, the form of radiation used in our STR product, and yttrium-90, the form of radiation used in our PRETARGET(R) program;

- the chemical agent used in our STR product to deliver holmium-166 to the bone; and

-       the antibodies and proteins used in our PRETARGET(R) program.

        Sources of some of these materials are limited, and we may be unable to obtain these materials in amounts and at prices necessary to successfully commercialize our proposed products. Timely delivery of materials is critical to our success. For example, holmium-166, the form of radiation used in our STR product, loses its effectiveness for treating patients within a short period of time. As a result, our suppliers must ship the STR product to the patient within 24 hours after it is manufactured. Failures or delays in the manufacturing and shipping processes could compromise the quality and effectiveness of our products. We currently depend on a single source vendor for the holmium-166 component of our STR product. We plan to establish an additional supplier for this material, but this may take several years. There are, in general, relatively few alternative sources of holmium-166. While the current vendor generally has provided us these materials with acceptable quality, quantity and cost in the past, it may be unable or unwilling to meet out future demands. If we have to switch to a replacement vendor, the manufacture and delivery of our products could be interrupted for an extended period.

        We have entered into an arrangement with the University of Missouri research reactor facility group, also known as MURR, to produce holmium-166. MURR currently is responsible for the manufacture of holmium-166, including process qualification, quality control, packaging and shipping, from its Columbia, Missouri reactor facility. Our business and operations could be materially adversely affected if MURR does not perform satisfactorily under this arrangement. We plan to negotiate a long-term supply contract with MURR. If we are unable to negotiate a long-term contract in a timely fashion upon favorable terms, or if MURR is unable or unwilling to provide supplies of holmium-166 under such contract in a satisfactory manner, we may suffer delays in, or be prevented from, initiating or completing clinical trials of our STR product.

IF WE FAIL TO NEGOTIATE AND MAINTAIN COLLABORATIVE ARRANGEMENTS WITH THIRD PARTIES, OUR MANUFACTURING, CLINICAL TESTING, SALES AND MARKETING ACTIVITIES MAY BE DELAYED OR REDUCED.

        We rely in part on collaborators and other third parties to perform for us or assist us with a variety of important functions, including research and development, manufacturing and clinical trials management. We also license technology from others to enhance or supplement our technologies. We may not be able to locate suppliers to manufacture our products at a cost or in quantities necessary to make them commercially viable. We intend to rely on third party contract manufacturers to produce large quantities of materials needed for clinical trials and product commercialization. Third party manufacturers may not be able to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical testing may be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of our products. Any such delay may lower our revenues and potential profitability.

        Moreover, we and any of our third-party manufacturers must continually adhere to cGMP regulations enforced by the FDA through its facilities inspection program. If our facilities, or the facilities of these manufacturers, cannot pass a pre-approval plant inspection, the FDA will not grant pre-market approval of our cancer therapy products. In complying with cGMP and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort in production, record-keeping and quality control to assure that our products meet applicable specifications and other requirements. If we or any of our third-party manufacturers fail to comply with these requirements, we may be subject to regulatory action.

        ABC Laboratories, Inc., which we call ABC Labs, currently is our sole collaborator manufacturing STR for our pending multiple myeloma clinical trials. As such, ABC Labs would be responsible for all aspects of the manufacture of STR, including process qualification, quality control, packaging and shipping. We believe that ABC's manufacturing facilities will be sufficient to meet our initial needs for the planned STR multiple myeloma and other STR clinical trials. In the past, we have experienced interruptions in ABC Labs' STR manufacturing processes, which if they occur in the future, could result in material delays in, or prevent us from completing, our clinical trials and otherwise commercializing our STR product.

        To help protect against such future interruptions or delays in supply, on April 19, 2001, we purchased, from International Isotopes Inc., a radiopharmaceutical manufacturing facility and certain other assets, located in Denton, Texas. We have hired certain former employees of International Isotopes to serve on our radiopharmaceutical manufacturing team at the facility. We intend to use the facility primarily to produce our STR and other products in development. Additionally, we intend to explore certain select opportunities to provide manufacturing contract services to third parties. We currently expect this manufacturing facility to be operational in the [fourth quarter of 2001]. In this case, ABC Labs and NeoRx would share the manufacture of STR for clinical trials.

        If we lose or are unable to secure collaborators, or if we are not successful in initiating manufacturing operations at the Denton, Texas facility, or if our current collaborators, including ABC Labs, do not apply adequate resources to their collaboration with us, our product development and potential for profitability may suffer. We intend to enter into collaborations for one or more of the research, development, manufacturing, marketing and other commercialization activities relating to some of our products under development. If any collaborator breaches or terminates its agreement with us, or fails to conduct its collaborative activities in a timely manner, the commercialization of our products under development could be slowed down or blocked completely. Disputes may arise between us and ABC Labs or other collaborators on a variety of matters, including financial or other obligations under our agreements. These disputes may be both expensive and time consuming and may result in delays in the development and commercialization of our proposed products.

WE FACE SUBSTANTIAL COMPETITION IN THE DEVELOPMENT OF CANCER THERAPIES AND MAY NOT BE ABLE TO SUCCESSFULLY COMPETE, AND OUR POTENTIAL PRODUCTS MAY BE RENDERED OBSOLETE BY RAPID TECHNOLOGICAL CHANGE.

        The competition for development of cancer therapies is intense. There are numerous competitors developing products to treat the diseases for which we are seeking to develop products. We are initially focusing our STR product on the treatment of multiple myeloma. Celgene Corporation's thalidomide product is being sold for multiple myeloma, and Cell Therapeutics, Inc.'s arsenic trioxide also is being tested in that disease. Some competitors have adopted product development strategies targeting cancer cells with antibodies. Many emerging companies, including IDEC Pharmaceuticals, Cytogen Corp. and Coulter Pharmaceuticals, have corporate partnership arrangements with large, established companies to support the research, development and commercialization of products that may be competitive with ours. In addition, a number of established pharmaceutical companies, including SmithKline Beecham, Nycomed Amersham, Mallinkrodt, Inc. and Bristol-Myers Squibb, are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with proprietary antibody-based technology or other technologies applicable to the treatment of cancer. Many of our existing or potential competitors have, or have access to, substantially greater financial, research and development, marketing and production resources than we do and may be better equipped than us to develop, manufacture and market competing products. Our competitors may have, or may develop and introduce, new products that would render our technology and products under development less competitive, uneconomical or obsolete.

        We also expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of cancer research and development. These institutions are becoming increasingly aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, OR OPERATE PROFITABLY.

        Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and our ability to avoid infringing the proprietary rights of others. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving and, consequently, patent positions in our industry may not be as strong as in other better-established fields. Accordingly, the United States Patent and Trademark Office may not issue patents from the patent applications owned by or licensed to us. If issued, the patents may not give us an advantage over competitors with similar technology.

        We own more than 100 issued United States patents and have licenses to additional patents. However, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the Patent and Technology Office. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use our patented invention without payment to us. It also is possible that competitors may infringe our patents or successfully avoid them through design innovation. To stop these activities we may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources, even if we were successful in stopping the violation of our patent rights. In addition, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents was upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents.

        In addition to the intellectual property rights described above, we rely on unpatented technology, trade secrets and confidential information. Therefore, others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

THE USE OF OUR TECHNOLOGIES COULD POTENTIALLY CONFLICT WITH THE RIGHTS OF
OTHERS.

        Our competitors or others may have or acquire patent rights that they could enforce against us. If they do so, we may be required to alter our products, pay licensing fees or cease activities. If our products conflict with patent rights of others, third parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

        The cost to us of any litigation or other proceedings relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If there is litigation against us, we may not be able to continue our operations. If third parties file patent applications, or are issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the Patent and Trademark Office to determine priority of invention. We may be required to participate in interference proceedings involving our issued patents and pending applications. We may be required to cease using the technology or to license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. A prevailing party in that case may not offer us a license on commercially acceptable terms.

PRODUCT LIABILITY CLAIMS IN EXCESS OF THE AMOUNT OF OUR INSURANCE WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

        The testing, manufacturing, marketing and sale of the cancer therapy products that we have under development may subject us to product liability claims. We are insured against such risks up to a $10 million annual aggregate limit in connection with clinical trials of our products under development and intend to obtain product liability coverage in the future. However, insurance coverage may not be available to us at an acceptable cost, if at all. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether we are insured, a product liability claim or product recall may result in losses that could be material.

OUR USE OF RADIOACTIVE AND OTHER HAZARDOUS MATERIALS EXPOSES US TO THE RISK OF MATERIAL ENVIRONMENTAL LIABILITIES, AND WE MAY INCUR SIGNIFICANT ADDITIONAL COSTS TO COMPLY WITH ENVIRONMENTAL LAWS IN THE FUTURE.

        Our research and development and clinical manufacturing processes, as well as the manufacturing processes used by our collaborators, involve the controlled use of hazardous and radioactive materials. As a result, we are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with our use of these materials. Although we believe that our safety procedures and the safety procedures utilized by our collaborative partners for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources.

EVEN IF WE BRING PRODUCTS TO MARKET, CHANGES IN HEALTHCARE REIMBURSEMENT COULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY PRICE OUR PRODUCTS OR OBTAIN ADEQUATE REIMBURSEMENT FOR SALES OF OUR PRODUCTS.

        The levels of revenues and profitability of biotechnology companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental controls. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statutory change, market forces are changing the healthcare sector. We cannot predict the effect healthcare reforms may have on the development, testing, commercialization and marketability of our cancer therapy products. Further, our ability to commercialize our products under development may be adversely affected to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of our potential products. In addition, both in the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to market, we cannot be certain that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive or profitable basis.

THE LOSS OF KEY EMPLOYEES COULD ADVERSELY AFFECT OUR OPERATIONS.

        We are a small company with approximately 118 employees as of June 30, 2001. Our success depends, to a significant extent, on the continued contributions of our principal management and scientific personnel. The loss of the services of one or more of our executive officers, including Paul G. Abrams, President and Chief Executive Officer, and Wolfgang Oster, Chief Operating Officer, or other principal members of our scientific and management staff, could delay our product development programs and our research and development efforts. We do not maintain key person life insurance on any of our officers, employees or consultants.

        Competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. In order to commercialize our proposed products successfully, we may be required to expand substantially our workforce, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development and sales and marketing. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel.

OUR STOCK PRICE IS VOLATILE AND, AS A RESULT, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

        There has been a history of significant volatility in the market prices of securities of biotechnology companies, including our common stock, and it is likely that the market price of our common stock will continue to be highly volatile. Our business and the relative prices of our common stock may be influenced by a large variety of industry factors, including:

- announcements by us or our competitors concerning acquisitions, strategic alliances, technological innovations and new commercial products;

-       the availability of critical materials used in developing our products;

-       the results of clinical trials;

- developments concerning patents, proprietary rights and potential infringement; and

- the expense and time associated with and the extent of our ultimate success in securing government approvals.

        In addition, public concern about the safety of the products we develop, comments by securities analysts, and general market conditions may have a significant effect on the market price of our common stock. The realization of any of the risks described in this report, as well as other factors, could have a material adverse impact on the market price of our common stock and may result in a loss of some or all of your investment.

        In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the targets of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could cause our business to suffer.

CERTAIN PROVISIONS IN OUR ARTICLES OF INCORPORATION AND WASHINGTON STATE LAW COULD DISCOURAGE A CHANGE OF CONTROL OF NEORX.

        Our articles of incorporation authorize our board of directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preference, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect or delaying, deferring or preventing a change of control of NeoRx, even if this change would benefit our shareholders. In addition, the issuance of preferred stock may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

        We have adopted a shareholders' rights plan, which is intended to protect the rights of shareholders by deterring coercive or unfair takeover tactics. The board of directors declared a dividend to holders of our common stock of one preferred share purchase right for each outstanding share of the common stock. The right is exercisable ten days following the offer to purchase or acquisition of beneficial ownership of 20% of the outstanding common stock by a person or group of affiliated persons. Each right entitles the registered holder, other than the acquiring person or group, to purchase from NeoRx one-hundredth of one share of Series A Junior Participating Preferred Stock at the price of $40, subject to adjustment. The rights expire April 10, 2006. In lieu of exercising the right by purchasing one one-hundredth of one share of Series A Preferred Stock, the holder of the right, other than the acquiring person or group, may purchase for $40 that number of shares of our common stock having a market value of twice that price.

        Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include:

- a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

-       termination of 5% or more of the employees of the target corporation;
        and

- receipt by the acquiring person of any disproportionate benefit as a shareholder.

        A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of NeoRx.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "propose" or "continue," the negative of these terms or other terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on our forward-looking statements, which apply only as of the date of this prospectus.

                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling shareholders. We will not receive any of the proceeds from such sale.

                              SELLING SHAREHOLDERS

        The following table sets out the number of shares of common stock held by the selling shareholders and the number of shares of common stock offered by the selling shareholders.


                                                SHARES BENEFICIALLY         NUMBER OF SHARES       SHARES BENEFICIALLY
                                              OWNED PRIOR TO OFFERING        BEING OFFERED        OWNED AFTER OFFERING(1)
                                              -----------------------       ----------------      -----------------------
                 NAME                         NUMBER        PERCENT(2)                            NUMBER          PERCENT
                 ----                         ------        ----------                            ------          -------
AIG SoundShore Holdings Ltd.                   43,783           *                43,783              -               -
AIG SoundShore Opportunity                     16,907           *                16,907              -               -
AIG SoundShore Strategic Holding Fund,         14,712           *                14,712              -               -
Ltd.
Belfer Investments, L.P.                       26,349           *                26,349              -               -
Christopher Grosso                              3,294           *                 3,294              -               -
Diane Grosso                                    3,294           *                 3,294              -               -
Ralph Richart                                  17,566           *                17,566              -               -
Ralph Richart, Jr. Benefit Trust                2,196           *                 2,196              -               -
Marian Richart Benefit Trust                    2,196           *                 2,196              -               -
Thomas Kershner                                 4,391           *                 4,391              -               -
J.M. Hull Associates, L.P.                     10,979           *                10,979              -               -
J.D. Woodward                                   6,587           *                 6,587              -               -
Thomas J. Clark                                 4,391           *                 4,391              -               -
John McCormack                                  8,783           *                 8,783              -               -
Daurice White Custodian Daniel Patrick          4,391           *                 4,391              -               -
McCormack UGMA TX
Daurice White Custodian Meagan Anne             4,391           *                 4,391              -               -
McCormack UGMA TX
Daurice White Custodian John William            4,391           *                 4,391              -               -
McCormack UGMA TX
Patrick J. Mackin                               6,391           *                 4,391          2,000               *
Auric Partners Ltd. Partnership                87,830           *                87,830              -               -
PW Family Associates LLC                        4,392           *                 4,392              -               -
LKCM Investment Partnership                     7,685           *                 7,685              -               -
J. Luther King                                  7,685           *                 7,685              -               -
Bryan King                                      1,098           *                 1,098              -               -
Bryan King and Mason King  Livestock
Partnership                                     1,098           *                 1,098              -               -
Leroy Landhuis                                 13,175           *                13,175              -               -
Michael R. Hamblett                             6,098           *                 1,098          5,000               *
Keane Securities Co., Inc.                      7,685           *                 7,685              -               -
Thierry DeVergnes                               4,392           *                 4,392              -               -
Brown Simpson Partners I, Ltd.                439,150         1.66%             439,150              -               -
International Isotopes, Inc.                   41,720           *                46,112              -               -
                                                                                -------
Total                                                                           800,000

---------------

*    Less than 1%

(1) Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(2) Applicable percentage of ownership is based on 26,419,311 shares of our common stock outstanding on July 24, 2001.

                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders or by their pledgees, donees, transferees or other successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell their shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. They may sell shares by one or more of the following means of distribution:

        - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

        - over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        -       privately negotiated transactions.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders also may loan or pledge the shares to a broker-dealer, and, upon default, such broker-dealer may sell the pledged shares pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any commissions, discounts or concessions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the common stock being offered by this prospectus, other than any legal fees of the selling shareholders and any selling expenses of the selling shareholders, including any commissions and discounts of underwriters, dealers or agents.

        The selling shareholders may agree to indemnify any agent, broker or dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

        At the time a particular offer of shares is made a prospectus supplement, if required, will be distributed. Such prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed sales price to the public.

        We have the right, upon written notice to the selling shareholders, to require the selling shareholders to suspend open market offers and sales of the shares if our board of directors reasonably determines that there is a significant business purpose for such suspension. We have agreed to use our best efforts to limit such suspensions to two 60-day periods in any 365-day period.

        The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to the provisions of the Securities Exchange Act of 1934 and its associated rules and regulations, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders and other such persons.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective until the earlier of:

        - two years after the effective date of the registration statement to which this prospectus relates;

        - the date on which the shares offered by this prospectus may be resold by the selling shareholders without registration or without regard to any volume limitations under Rule 144 under the Securities Act of 1933; or

        - all of the shares offered by this prospectus have been sold pursuant to the registration statement to which this prospectus relates or Rule 144 of the Securities Act of 1933, as amended, or any other rule of similar effect.

                            VALIDITY OF COMMON STOCK

        Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Seattle, Washington.

                                     EXPERTS

        Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically. You can also inspect our SEC filings at the offices of The Nasdaq Stock Market, 1735 K Street, NW, Washington D.C. 20006.

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the shares offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the shares offered by the selling shareholders.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

        -       our Annual Report on Form 10-K for the year ended December 31,
                2000;

        -       our Quarterly Report on Form 10-Q for the quarter ended March
                31, 2001;

        - our Current Reports on Form 8-K dated June 7, 2001, May 8, 2001, April 25, 2001, March 21, 2001 and January 11, 2001; and

        -       our Proxy Statement for the 2001 Annual Meeting of Shareholders.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

                                  Melinda G. Kile
                                  Chief Accounting Officer
                                  NeoRx Corporation
                                  410 West Harrison Street
                                  Seattle, Washington  98119-4007
                                  (206) 286-2501

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.

        SEC registration fee                          $    740.00
        Legal fees and expenses                       $ 10,000.00
        Accounting fees and expenses                  $  5,000.00
        Miscellaneous fees and expenses               $  1,000.00
                                                      -----------
        Total                                         $ 16,740.00
                                                      ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIII of the registrant's restated articles of incorporation and Section 12 of the registrant's bylaws provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the registrant for such purpose.

        Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XII of the registrant's restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

ITEM 16. EXHIBITS

        4.1 Article V and Article VI of the Restated Articles of Incorporation and Bylaws of NeoRx Corporation (incorporated herein by reference to Exhibit 3.1(e) of the Company's Form 10-K for the fiscal year ended December 31, 1996)

        4.2 Section 1 and Section 4 of the Restated Bylaws of NeoRx Corporation (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December 31,
                1997)

        5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

        23.1    Consent of KPMG LLP, independent certified public accountants

        23.2 Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)

ITEM 17. UNDERTAKINGS

        A.      The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        D. The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Seattle, State of Washington, on July 25, 2001.

                                     NEORX CORPORATION



                                     /s/ Paul G. Abrams
                                     -------------------------------------------
                                     By: Paul G. Abrams, President and
                                         Chief Executive Officer

                                POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes Paul G. Abrams or Wolfgang Oster, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on July 25, 2001.

       SIGNATURE                                 TITLE
       ---------                                 -----
       /s/ Fred B. Craves
       ----------------------------------
       Fred B. Craves, Ph.D.                     Chairman of the Board

       /s/ Paul G. Abrams
       ----------------------------------
       Paul G. Abrams, M.D., J.D.                President, Chief Executive Officer and Director

       /s/ Jack L. Bowman
       ----------------------------------
       Jack L. Bowman                            Director

       /s/ Alan A Steigrod
       ----------------------------------
       Alan A. Steigrod                          Director

       /s/Carl S. Goldfischer
       ----------------------------------
       Carl S. Goldfischer, M.D.                 Director

       /s/ E. Rolland Dickson
       ----------------------------------
       E. Rolland Dickson, M.D.                  Director

                                  EXHIBIT INDEX

      Exhibit
      Number
        4.1     Article V and Article VI of the Restated Articles of
                Incorporation of NeoRx Corporation (incorporated herein by reference to Exhibit 3.1(e) of the Company's Form 10-K for the fiscal year ended December 31, 1996)

        4.2     Section 1 and Section 4 of the Restated Bylaws of NeoRx
                Corporation (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December 31,
                1997)

        5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

        23.1    Consent of KPMG LLP, independent certified public accountants

        23.2    Consent of Perkins Coie LLP (contained in Exhibit 5.1)